Exhibit 4(j)

FOURTH MODIFICATION OF INDENTURE

This Fourth Modification of Indenture (this “Agreement”), dated March 26, 2010, by and among U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the “Trustee”) and 1st Franklin Financial Corporation, a Georgia corporation (the “Company”);

WITNESSETH:

WHEREAS, the Company and First National Bank of Gainesville (the “Original Trustee”) entered into an Indenture, dated as of October 31, 1984 (the “Original Indenture”), as amended as described hereinbelow, pursuant to which the Company has issued and may in the future issue Variable Rate Subordinated Debentures (the “Debentures”); and

WHEREAS, the Original Trustee resigned and Columbus Bank Trust Company (“CB&T”) accepted the Company’s appointment of it as successor trustee under the Original Indenture pursuant to the Agreement of Resignation, Appointment and Acceptance, dated as of May 28, 1993, by and among the Original Trustee, the Company and CB&T;

WHEREAS, the Original Indenture was heretofore amended by the Modification of Indenture, dated March 29, 1995, by and among CB&T, successor trustee to the Original Trustee, Synovus Trust Company, N.A. (“Synovus”) and the Company, the Second Modification of Indenture, dated December 2, 2004, by and among Synovus, as successor trustee to CB&T, and the Company and the Third Modification of Indenture, dated March 27, 2006, by and among Synovus and the Company (the Original Indenture as so amended, the “Indenture”); and

WHEREAS, pursuant to a Tri-Party Agreement, dated as of March 26, 2010 by and among the Company, Synovus and the Trustee, Synovus resigned as trustee under the Indenture, the Company appointed the Trustee as trustee under the Indenture and the Trustee accepted the Company’s appointment of it as trustee under the Indenture; and

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may amend the Indenture without the consent of holders of the Debentures to make any change that does not adversely affect the rights of any such holders; and

WHEREAS, the Trustee and the Company are desirous of setting forth additional details regarding the Trustee's performance of its duties and right to compensation and indemnification pursuant to the Indenture, and this agreement in no way increases or expands the Trustee's duties or adversely affects the rights of holders of the Debentures; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
AMENDMENT OF INDENTURE

Section 1.1 Modification of Section 7.02(g)(iii). Section 7.02(g)(iii) is hereby modified by deleting, in its entirety, the current language contained therein and substituting the following in lieu thereof:

(iii)

The Securities shall then be provided to an authorized representative of the Trustee who will verify the Log Sheet and sign each of the original Securities.

Section 1.2 Modification of Section 7.02(g)(vii). Section 7.02(g)(vii) is hereby modified by deleting, in its entirety, the current language contained therein and substituting the following in lieu thereof:

(vii) The Trustee shall use its best efforts to cause the Securities delivered by the Company to be mailed out to the Holders, via first class mail, upon the day of Trustee’s receipt thereof.  Any Securities not mailed during the Trustee’s regular business day is to be retained in the vault bag controlled by the Trustee’s senior trust operations specialist for deposit into the Trustee’s dual-controlled trust vault.

Section 1.3 Modification of Section 7.07. Anything to the contrary contained in Section 7.07 notwithstanding, the Company hereby agrees to reimburse the Trustee promptly upon written request for all reasonable disbursements, advances and expenses actually incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable and actual compensation, disbursements and expenses of the Trustee’s agents and counsel, provided the Trustee consults the Company prior to the retention of such counsel.  The Company hereby expressly agrees to reimburse the Trustee for all of its actual and reasonable legal fees; provided, however, that the Company’s payment obligations under Section 7.07 and this section shall have a lien prior to the Securities on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Securities, only to the extent that such payment obligations are contained in Section 7.07 as set forth in the Original Indenture.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants that:

(a)

The Company is a corporation validly incorporated and existing under the laws of the State of Georgia;

(b)

The Indenture was validly and lawfully executed and delivered by the Company, and the outstanding Debentures were validly issued by the Company;

(c)

No default or Event of Default or, to the best of its knowledge, any event which with notice or the passage of time or both would constitute an Event of Default under the Indenture, has occurred and is continuing as of the date hereof; and

(d)

A registration statement under the Securities Act of 1933, as amended, is currently in effect with respect to the Debentures currently being offered to the public.

ARTICLE 3
MISCELLANEOUS

Section 3.1 Definitions. Terms not otherwise defined in this Agreement shall have the meanings given thereto in the Indenture.

Section 3.2 Counterparts. This Agreement may be executed in a number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute one and the same instrument.

Section 3.3 Acknowledgment. As of the date hereof, the Company does not have knowledge of any actual, nor has it been advised in writing of any potential, failure to comply with the terms and conditions or breach by the Trustee of any provision of the Indenture.

Section 3.4 Preservation of Rights. Except as expressly provided herein, nothing contained in this Agreement shall in any way affect the obligations or rights of the Company, the Trustee or any Holder under the Indenture.

Section 3.5 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 3.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Trustee, the Company and their respective successors and assigns.

Section 3.7 Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.8 Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

1ST FRANKLIN FINANCIAL CORPORATION

By:   /s/ A. Roger Guimond

      Name:   A. Roger Guimond
      Title: Executive Vice President & CFO

(SEAL)

Attest:   /s/ Lynn E. Cox

Name:   Lynn E. Cox

Title:   Secretary / Treasurer

U.S. BANK NATIONAL ASSOCIATIONBy:   /s/ Jack Ellerin
Name:   Jack Ellerin
      Title:   Vice President

Attest:   /s/ Felicia H. Powell

Name:   Felicia H. Powell

Title:     Assistant Vice President

[Fourth Modification of Indenture]